Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS FIRST QUARTER EARNINGS

Earnings per share of 7 cents for first quarter with revenue growth of 16% over the same quarter last year

LOS ALTOS, Calif. – April 14, 2004 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip interface products and services, today reported financial results for its first quarter of 2004. Earnings per share for the quarter were 7 cents, compared to 5 cents in the first quarter last year and 8 cents in the previous quarter. Net income for the first quarter was $8.3 million (26% of revenue), compared to $5.1 million in the first quarter last year and $8.6 million in the previous quarter. Revenue for the first quarter was $32.5 million, up 16% over the same quarter last year and up 1% from the previous quarter. First quarter earnings reflect a $2.1 million after-tax gain on the sale of an investment.

“During the first quarter we made significant progress on several fronts,” said Geoff Tate, chief executive officer of Rambus. “Among these was a favorable initial decision by the administrative law judge of the Federal Trade Commission. Product developments included demonstrations of XDR DRAM working samples operating at 3.2 GHz, as well as first working samples of our PCI Express* cell created on a 90 nanometer process. This quarter also marked an important milestone as we surpassed 300 patents issued while we have over 300 patent applications pending. These cover important innovations in memory interfaces and, we believe, in serial and parallel interfaces.”

First quarter results reflected $5.1 million in contract revenues, up 55% over the same period last year and up 10% from the previous quarter. This increase in contract revenues over the same period last year primarily reflects contracts signed in 2003 for our XDR memory interface and Redwood interface technologies. First quarter results include $27.5 million in royalties, up 11% over the same period last year and down 1% from the previous quarter.

Total costs and expenses in the first quarter increased 12% from last quarter primarily as a result of a $1.9 million increase in litigation expense. Marketing, general and administrative expenses increased $0.6 million, or 9%, from last quarter due to increased costs associated with filing patents and payroll expenses. Total costs and expenses were $23.9 million compared with $23.6 million in the first quarter last year and $21.3 million last quarter.

Cash, cash equivalents and marketable securities increased $51 million to $239 million since December 31, 2003. This increase was comprised primarily of $28 million from the exercise of employee stock options and $19 million coming from operations. During the quarter, total stockholders’ equity increased $57 million to $297 million.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PDT today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 800-642-1687 and the ID number is 6656527. For international callers, the number is 706-645-9291. The replay will also be available on our website beginning at 5:00 p.m. PDT today.

Annual Meeting Planned

The Rambus 2004 annual stockholders’ meeting is planned for May 4th at 10:00 a.m. PDT in Palo Alto, California.

About Rambus

Rambus is one of the world’s leading providers of advanced chip-to-chip interface products and services. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in the United States, Taiwan and Japan. Additional information is available at www.rambus.com.

This release and today’s conference call will contain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including our CEO’s statements contained herein regarding regulatory findings, market acceptance of our XDR DRAMs and our PCI Express interface as well as the Company’s financial prospects, development plans, anticipated product shipment dates, litigation prospects, relations with licensees and other third parties, and various other matters. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the uncertainty of any final determination by the FTC, the rate of customer acceptance of our XDR DRAMs and our PCI Express IP Solutions, the marketability of solutions embodying the recently-acquired Velio assets, the effect, if any, on the market of Toshiba’s announcement that their XDR DRAM chip is now available, the possibility of inadequate shipments of Rambus RDRAM memory devices and controllers for the Sony PlayStation2 and the PC main memory market, the market response to these products, the continued deterioration in the DRAM market, any delay in the development of Rambus-based products by licensees, any delay in the development and shipment of new Rambus products, any delay in the development and shipment of products compatible with Rambus products, a strong response of the market to competing technology, a lack of progress on price and cost reduction by RDRAM suppliers, a failure to sign new contracts or maintain existing contracts for RDRAM, Yellowstone, RaSer or SDRAM-compatible and DDR-compatible ICs, adverse litigation or regulatory decisions and other factors that are described in our SEC filings including our 10-K and 10-Qs.

* PCI Express is a trademark of the PCI-SIG organization. Rambus and RaSer are registered trademarks of Rambus Inc. All other registered trademarks and other trademarks that may be mentioned in this release belong to their respective owners.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Revenues:
Contract revenues	$5,079	$4,603	$3,267
Royalties	27,462	27,765	24,812

Total revenues	32,541	32,368	28,079

Costs and expenses:
Cost of contract revenues	5,234	5,146	3,210
Research and development	7,427	7,412	7,267
Marketing, general & administrative	7,030	6,434	6,054
Litigation expense	4,178	2,282	7,077

Total costs and expenses	23,869	21,274	23,608

Operating income	8,672	11,094	4,471
Interest and other income, net	4,104	1,577	2,984

Income before income taxes	12,776	12,671	7,455
Provision for income taxes	4,471	4,054	2,386

Net income	$8,305	$8,617	$5,069

Net income per share—basic	$0.08	$0.09	$0.05

Net income per share—diluted	$0.07	$0.08	$0.05

Shares used in per share calculations:
Basic	100,966	98,522	97,169
Diluted	111,198	109,271	103,785

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$63,084	$42,005	$21,475
Marketable securities	47,430	24,777	43,421
Accounts receivable	790	10,263	4,399
Prepaid and deferred taxes	12,731	12,890	10,236
Prepaids and other current assets	4,850	5,652	2,266

Total current assets	128,885	95,587	81,797

Property and equipment, net	10,610	10,965	12,078
Marketable securities, long-term	128,843	121,756	105,914
Restricted investments	5,094	4,576	12,320
Deferred taxes, long-term	61,473	43,557	32,554
Purchased intangible assets, net	12,852	13,184	—
Other assets	1,729	3,461	5,527

Total assets	$349,486	$293,086	$250,190

Total cash, cash equivalents and marketable securities	$239,357	$188,538	$170,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$11,685	$10,804	$13,510
Deferred revenue	24,510	24,180	21,820

Total current liabilities	36,195	34,984	35,330
Deferred revenue, less current portion	16,113	18,022	16,278

Total liabilities	52,308	53,006	51,608

Stockholders’ equity:
Common Stock	102	99	97
Additional paid-in capital	326,708	278,187	254,120
Accumulated other comprehensive gain	470	201	924
Accumulated deficit	(30,102)	(38,407)	(56,559)

Total stockholders’ equity	297,178	240,080	198,582

Total liabilities and stockholders’ equity	$349,486	$293,086	$250,190